UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/09/2009

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On June 9, 2009 (the "Settlement Date"), two wholly-owned indirect subsidiaries of Assurant, Inc., American Reliable Insurance Company and Assurant General Insurance Limited (together, the "Assurant Subsidiaries"), entered into a settlement agreement (the "Settlement Agreement") with Willis Limited, a subsidiary of Willis Group Holdings Limited. The Settlement Agreement relates to an action commenced in 2007 by the Assurant Subsidiaries in the English Commercial Court pertaining to the placement of personal accident reinsurance (the "Litigation").

Under the Settlement Agreement, Willis Limited has agreed to pay the Assurant Subsidiaries a total of $139 million (the "Settlement Payment") in two installments, and each party has released and waived all claims it may have against any of the other parties arising out of or in connection with the subject matter of the Litigation. The first installment of $60 million will be paid within 30 days of the Settlement Date, and the second installment of $79 million will be paid within 90 days of the Settlement Date. The Settlement Agreement includes no admission of wrongdoing by any party. Assurant, Inc. will record the Settlement Payment in its second quarter 2009 financial results in its Corporate and Other reporting segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: June 10, 2009	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary